Exhibit 99.1

GameStop Announces Retirement of Co-Founder and Board Member Richard Fontaine

Grapevine, Texas (May 2, 2016) - GameStop Corp. (NYSE: GME), a global family of specialty retail brands that makes the most popular technologies affordable and simple, today announced that Co-Founder and current Board Member Richard (Dick) Fontaine has informed the company’s board of directors that he will not seek re-election and intends to retire at the end of his current term in June 2016.

Richard, along with Dan DeMatteo and Len Riggio, founded what would later become GameStop Corporation in 1996. He served as the company’s chief executive officer from November 1996 to February 2002, and took on the role of chairman of the board from February 2002 until August 2008. From August 2008 until June 2010, Richard served as the company’s executive chairman, and eventually became chairman international from June 2010 until March 2013.

Led by Richard’s entrepreneurial spirit, GameStop grew from a small, mall-based store chain into the world’s largest video game specialty retailer with more than 7,000 stores operating in 14 countries. Through his counsel and support, the company has also implemented a successful diversification strategy to transform itself for the future.

Dan DeMatteo, executive chairman, stated, “Dick has been a good friend and a trusted business partner of mine for almost 30 years. As a founding member of GameStop, he has been instrumental in the development of the culture that has given us the ability to develop a high rate of change in an ever changing business. On behalf of GameStop, thank you Dick for the many contributions you have made to our company. You will be missed.”

Paul Raines, chief executive officer, added, “Dick’s leadership and commitment to creating the right culture and driving change has been instrumental in successfully transforming GameStop into the global family of specialty retail brands that we are today. We have benefited greatly as an organization from his vision and expertise within the retail industry, and we are proud that he has been part of the GameStop family. I am personally grateful to Dick for bringing me to GameStop.”

About GameStop
GameStop Corp. (NYSE: GME), a Fortune 500 company headquartered in Grapevine, Texas, is a global, omnichannel video game, consumer electronics and wireless services retailer. GameStop operates more than 7,100 stores across 14 countries. The company’s consumer product network also includes www.gamestop.com; www.Kongregate.com, a leading browser-based game site; Game Informer® magazine, the world’s leading print and digital video game publication; and ThinkGeek, www.thinkgeek.com, the premier retailer for the global geek community featuring exclusive and unique video game and pop culture products. In addition, our Technology Brands segment includes Simply Mac and Spring Mobile stores. Simply Mac, www.simplymac.com, operates 76 stores, selling the full line of Apple products, including laptops, tablets, and smartphones and offering Apple certified warranty and repair services. Spring Mobile, http://springmobile.com, sells post-paid AT&T services and wireless products through its 890 AT&T branded stores and offers pre-paid wireless services, devices and related accessories through its 70 Cricket branded stores in select markets in the U.S.

Contact
Matt Hodges
Vice President,
Public and Investor Relations
GameStop Corp.
(817) 424-2130